Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Foresight Autonomous Holdings Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, no par value (3)	Rule 457(c) and 457(h)	18,500,000	$0.14	$2,590,000	$0.0001102	$286
	Total Offering Amounts					$2,590,000		$286
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$286

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Represents Ordinary Shares reserved for issuance upon the exercise of options that may be granted under the plan to which this Registration Statement relates.

(3)	American Depository Shares, or ADSs, evidenced by American Depository Receipts, or ADRs, issuable upon deposit of Ordinary Shares, no par value, of Foresight Autonomous Holdings Ltd., are registered on a separate Registration Statement on Form F-6 (File No. 333-217881). Each ADS represents five (5) Ordinary Shares.

(4)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of an ADS as reported on the Nasdaq Capital Market on November 28, 2022.